July 3, 1995


Mr. Alan A. Weinstein
Gottschalks Inc.
7 River Park Place East
Fresno, California, 93729

Dear Alan:

Wells Fargo Bank, National Association ( Bank is pleased to provided to Gottschalks Inc. ( Borrower ) a proposal to extend the credit accommodation described below in the maximum principal amount of Ten Million, Sixty-Three Thousand, Four Hundred Thirty-Nine and no/100 ($10,063,439.00) on the following terms and conditions, so long as there has been no material adverse change in Borrower s financial condition, as determined by Bank:

FACILITY:

Type of Credit:          Existing Term Loan

Current Balance:         $10,063,439.00

Interest Rate:           Fixed at 11.0%

Fees:                    $12,579.00 due upon acceptance.

                         An additional 1% fee will be assessed on the outstanding loan balance as of June 30, 1996.

Repayment:               Monthly principal and interest payments of
                         $192,710.12.  Balance due at maturity.

Maturity:                New maturity of February 5, 1997.  Extended
                         from original maturity date of June 30, 1996.

Collateral:              Secured by Deeds of Trust of first and second
                         priority, and a second priority UCC filings on personal property assets.


These credit accommodations are made available subject to the terms, conditions and provisions of comprehensive loan documents to be executed by Borrower, including without limitation a loan agreement all in form and substance satisfactory to Bank and all of which shall be executed prior to July 30, 1995. This proposal is personal to Borrower and may not be transferred or assigned to any person or entity without the prior written consent of Bank. Unless accepted or terminated, this proposal will expire on July, 15, 1995.


Sincerely,

WELLS FARGO BANK,
NATIONAL ASSOCIATION


/s/     Brian C. Santos
Vice President



Acknowledged and Accepted as of     7/5/95                              :


Mr. Alan Weinstein


/s/     Alan Weinstein, SVP/CFO
Gottschalks Inc.